GOODS SALES AGREEMENT

This Goods Sales Agreement is made on May 30, 2016 by and between Geant Corp. (The “Seller”) with its principal place of business at Irukupalem 2/56, Guntur 522403 India and Elpaper Market Ltd., (The “Buyer”) with its principal place of business at 173/1 Nowfer Mawatha China Fort Beruwala, 12070 Shri Lanka, (The “Parties”) for the purchase of the goods described below (“Goods”):

Format, A series paper	Size of the paper		Price, INR		Price, USD
	mm × mm	in × in	From	To	From	To
A1	594 × 841	23.4 × 33.1	134.5	403.5	2.00	6.00
A2	420 × 594	16.5 × 23.4	67.5	202.5	1.00	3.00
A3	297 × 420	11.7 × 16.5	135	101.25	0.50	1.50

Variation of the price ranges depends on the paper design and style, which the Buyer will specify in Purchase order. The Purchase order should be provided 30 days in advance.

TERMS OF THE AGREEMENT

           This Agreement shall begin on May 30, 2016, and the end upon last order, unless the Parties agree otherwise. The Buyer agreed to order the above-mentioned goods under the terms of this Agreement at least for the amount of $4,000. The total amount of the Agreement can be increased by agreement between the Parties.

DELIVERY/ ACCEPTANCE

The Buyer agreed to accept the Goods at the Seller’s place of production. The Buyer will give the Seller 30 days’ advance notice regarding the quantity and design of the ordered paper. Upon receipt of the request for acceptance Goods, the Seller will arrange the Goods and prepare them for acceptance by the Buyer at the Seller’s place.

RISK OF LOSS

The risk of loss from any casualty to the Goods, regardless of the cause, will be the responsibility of the Buyer once the Buyer has accepted the goods.

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ACCEPTANCE

The Buyer will have the right to inspect the Goods, The Buyer must give writing notice to the Seller of any claim for damages on account of condition, quality, or grade of the goods, and the Buyer must specify the basis of the claim in detail. Failure of the Buyer to comply with these conditions will constitute irrevocable acceptance of the goods by the Buyer.

CHARGES

The Buyer shall provide Purchase Order to the Seller upon and for each order. The Buyer has the right to pay charges in advance for whole or part order, unless the Parties agree otherwise.

WARRANTY

The Seller warrants that the goods sold hereunder are new and free from substantive defects. The Seller's liability under the foregoing warranty is limited to replacement of goods or refund of the purchase price at the Seller's sole option. The Seller makes no other warranty, express or implied.

FORCE MAJEURE

The Seller may, without liability, delay performance or cancel this Agreement on account of force majeure events or other circumstances beyond its control, including, but not limited to, strikes, acts of God, political unrest, terrorism, embargo, failure of source of supply, or casualty.

MISCELLANEOUS

This Agreement contains the entire agreement between the Parties and supersedes and replaces all such prior agreements with respect to matters expressly set forth herein. No modification shall be made to this Agreement except in writing and signed by the both Parties. This Agreement shall be binding upon the Parties and their respective heirs, executors, administrators, successors, assigns and personal representatives.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Signatures and initials of the authorized person, representing the Seller: /s/ Suneetha Nandana Silva Sudusinghe Geant Corp.	Signatures and initials of the authorized person, representing the Buyer: /s/ Hilma Nirism Shinoa Elpaper Market Ltd.

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